Exhibit 10(a)105

Confidential
Date:                      March  XX, 2011

To:

From:                      Kevin Gardner

Subject:
2011-2013 Performance Unit Agreement — Under the 2007 Equity Ownership and Long Term Cash Incentive Plan of Entergy Corporation and Subsidiaries (Effective for Grants and Elections On or After January 1, 2007)

I am pleased to inform you on behalf of Entergy Corporation (the “Company”) that pursuant to the 2007 Equity Ownership and Long Term Cash Incentive Plan of Entergy Corporation and Subsidiaries (Effective for Grants and Elections On or After January 1, 2007) (the “Plan”), you are eligible to participate at a target level (as defined below) of XXXX performance units (the “Performance Units”) for the performance period commencing January 1, 2011 and ending December 31, 2013 (the “Performance Period”), subject to the following terms and conditions:

1.           Effective Date of Agreement:  Unless you file a written objection in accordance with Section 8 below, this Performance Unit Agreement is effective the later of:  (a) January 1, 2011, or (b) the first day of the month following your employment commencement date with a System Company (as defined in the Plan) at a System Management Level making you eligible to participate in the Plan’s 2011-2013 Performance Unit Program (“2011-2013 LTIP”), or (c) the first day of the month following your promotion to a System Management Level making you eligible to participate in the 2011-2013 LTIP.  Notwithstanding the foregoing and in addition to any other eligibility requirements set forth herein, to be eligible to participate in the 2011-2013 LTIP and, therefore, to be eligible for any Performance Units awarded pursuant to the 2011-2013 LTIP, the date set forth in this Section 1(b) or (c) above, if applicable, must occur no later than January 1, 2013.

2.           Achievement Levels:  The Personnel Committee of the Board of Directors (the “Committee”) shall determine the achievement level attained by the Company for the Performance Period (the “Achievement Level”).  The Achievement Level shall be determined by comparing the Company’s “total shareholder return” for the Performance Period to that of the peer group companies comprising the Philadelphia Electric Utilities Index.  For this purpose, “total shareholder return” includes the following:

•	the difference between the market price of the Company’s Common Stock at the beginning and the end of the Performance Period,
•	the dividends received during the Performance Period, and
•	the investment return on dividends received during the Performance Period, as if those dividends were reinvested in the Company’s Common Stock.

This document constitutes part of a prospectus covering Securities that have been registered under the Securities Act of 1933. The remaining documents constituting the prospectus are available on Entergy Corporation’s intranet under the Total Rewards Home link on the HR Home Page (http://hra.entergy.com/default.aspx?pagename=TotalRewards)

The possible Achievement Levels for the Performance Period shall be as follows:

•	“No Payment” – less than the total return for the bottom of the 3rd quartile of the peer group;
•	“Minimum” – equal to the total return for the bottom of the 3rd quartile of the peer group;
•	“Target” – equal to the median of the peer group; and
•	“Maximum” – equal to the total return for the bottom of the top quartile of the peer group.

Achievement levels between Minimum and Target and between Target and Maximum will be interpolated.

3.           Performance Units Earned:  The actual number of Performance Units awarded to you under this Agreement, if any, shall be calculated by the Committee at the end of the Performance Period and shall be based on the Company’s attained Achievement Level for the Performance Period.  If you remain a full-time employee of a System Company (as defined in the Plan) for the remainder of the Performance Period and at your current System Management Level, you will earn Performance Units as follows:

Description	% of Target Earned	Performance Units Earned
“No Payment” Achievement Level	0%	-0- Performance Units
“Minimum” Achievement Level	25%	XXX Performance Units
“Target” Achievement Level	100%	XXXX Performance Units
“Maximum” Achievement Level	200%	XXXX Performance Units

For Achievement Levels between Minimum and Target and between Target and Maximum, Performance Unit awards will be interpolated.  Payouts will be rounded to the nearest unit.  In no case, however, can payout exceed the maximum of 200% of Target.

Except as otherwise provided under this Agreement, you must maintain your current System Management Level and be a full-time employee of a System Company at the end of the Performance Period in order to earn the Performance Units. For purposes of this Agreement, you will continue to be treated as a full-time employee of a System Company while you are on an approved leave of absence.

If you have completed a minimum of twelve months of full-time employment at an eligible System Management Level during the Performance Period and you Retire, you will be eligible for a prorated portion of the applicable Achievement Level of Performance Units, based on your full months of participation and your System Management Level(s) during the Performance Period.  If you become Disabled or die during the Performance Period, you (or your heirs) will be eligible for a prorated portion of the applicable Achievement Level of Performance Units, based on your full months of full-time employment and your eligible System Management Level(s) during the Performance Period.

Please also note that, while you are only required to either remain employed through December 31, 2013 or meet the requirements for a pro-rated payout, you are not entitled to receipt of, and do not vest in, any Performance Units and/or any dividends that have accrued on those units unless and until the Personnel Committee has certified the Achievement Level after the close of the Performance Period.

If you remain at an eligible System Management Level, but your System Management Level changes during the Performance Period, the number of Performance Units, if any, awarded to you will be prorated to reflect the number of full months you earned Performance Units at each System Management Level.  If any change to a new System Management Level is effective on a date other than the first day of a calendar month, the number of Performance Units, if any, awarded to you with respect to the transition month will be calculated (i.e. prorated) based on your prior System Management Level.

If you are demoted below an eligible System Management Level during the Performance Period, but remain employed on a regular full-time basis by a System Company for the duration of the Performance Period, the number of Performance Units, if any, awarded to you will be prorated to reflect only the number of full months you earned Performance Units at an eligible System Management Level.

Notwithstanding the foregoing provisions of this Section 3 to the contrary, Section 4, instead of this Section 3, shall apply (a) in the event that within 24 months following a Change in Control event (as defined in the Plan) your employment is terminated for Cause or you terminate employment for Good Reason (as those terms are defined in the Plan), or (b) if the award and vesting of performance units at a specified Achievement Level is specified pursuant to a written and executed agreement with a System Company.

4.           Accelerated Vesting:  Notwithstanding Section 3 to the contrary, (a) in the event that within 24 months following a Change in Control event (as defined in the Plan) your System Company employment is terminated for Cause or you terminate System Company employment for Good Reason (as those terms are defined in the Plan), you shall be deemed to have earned (and therefore shall immediately vest in) the average annual number of performance units you would have been entitled to receive under the Plan with respect to the two most recent Performance Periods that precede and do not include your date of termination of System Company employment.  The average annual number of performance units shall be determined by dividing by two the sum of your annual target pay out levels (i.e., as if target Achievement Level was obtained) with respect to such two most recent Performance Periods, as provided in Article XIII of the Plan; or (b) if you are party to a written, executed agreement with a System Company, such agreement may provide that, upon the occurrence of a qualifying termination following a change in control event,  and subject to the requirements of Revenue Ruling 2008-13, to the extent applicable, you shall be deemed to have earned (and therefore shall immediately vest in) performance units at a level specified in such written, executed agreement, which provisions shall govern your rights regarding performance units.

5.           Dividend Equivalents:  If you are awarded Performance Units pursuant to this Agreement, you will also be awarded the accumulated cash dividend equivalents attributable to such awarded Performance Units for the time you were a Participant.  The cash dividend equivalents with respect to each awarded Performance Unit will be equal to only the dividends paid with respect to a share of Common Stock for the period of your participation in the Plan at an eligible System Management Level during the Performance Period.

6.           Payment of Performance Units:

(a)  Except as otherwise provided in Section 6(b) or elected by you pursuant to Section 6(c) of this Agreement, as soon as reasonably practicable following the date on which the Committee determines the number of Performance Units, if any, to be awarded to you under this Agreement and no later than March 15th following, the end of the calendar year in which the Performance Units are no longer subject to a “substantial risk of forfeiture” within the meaning of Code Section 409A (i.e., March 15, 2014), the Company shall pay to you a cash amount equal to the sum of (i) the Fair Market Value of a share of Common Stock on the last trading date of the Performance Period, multiplied by the number of Performance Units which vested on such date, and (ii) the Dividend Equivalents amount payable with respect to such awarded Performance Units, less all applicable income tax and employment tax amounts required to be withheld in connection with such payment.

(b)  Any amount payable to you pursuant to Section 4 above on account of your qualifying termination within 24 months following a Change in Control event shall be paid as soon as reasonably practicable and in no event more than sixty (60) days following the date of such qualifying termination. The Company shall pay to you a cash amount equal to the sum of (i) the Fair Market Value of a share of Common Stock on the date of your qualifying termination, multiplied by the number of performance units deemed earned by you and vested on such date, and (ii) the Dividend Equivalents amount payable with respect to such performance units, less all applicable income tax and employment tax amounts required to be withheld in connection with such payment.

(c)  The Committee has made available to you the ability to defer all or a portion of the income associated with any awarded Performance Units and Dividend Equivalents, provided you make a timely deferral election under Code Section 409A.  You may defer receipt of such income under either or both the Plan and/or the Executive Deferred Compensation Plan of Entergy Corporation and Subsidiaries (“EDCP”).  If you make a timely deferral election, such deferred Performance Units and Dividend Equivalents (less any FICA and Medicare taxes due on such award) will be deemed reinvested by you in accordance with the terms and conditions of the applicable plan(s), including but not limited to Code Section 409A.  As of your deferred payment date, the Company will pay to you a cash amount equal to the Fair Market Value of your account less all applicable income tax amounts required to be withheld in connection with such payment.

7.           Termination of Performance Units:  Except as otherwise provided herein, the Performance Units (and any Dividend Equivalents) shall terminate on the date on which your full-time System employment terminates.

8.           Objection to Performance Units:  If for any reason you do not wish to be eligible for the Performance Units that may be granted pursuant to this Agreement, you must file a written objection with the HR Service Center on or before April 15, 2011.  If you do not file a written objection with the HR Service Center by such date, you shall be deemed to have accepted this Agreement as of the applicable effective date set forth in Section 1 above, subject to all terms and conditions.

9.           Performance Units Nontransferable:  Performance Units awarded pursuant to this Agreement may not be sold, exchanged, pledged, transferred, assigned, or otherwise encumbered, hypothecated or disposed of by you (or your beneficiary) other than by will or laws of descent and distribution.

10.           Entergy Policies:

(a)  Hedging Policy.  Pursuant to the Entergy Corporation Policy Relating to Hedging, as adopted by the Company’s Board of Directors at its meeting held on December 3, 2010, officers, directors and employees are prohibited from entering into hedging or monetization transactions involving Common Stock so they continue to own Common Stock with the full risks and rewards of ownership, thereby ensuring continued alignment of their objectives with the Company’s other shareholders.  Participation in any hedging transaction with respect to Common Stock (including Performance Units) is prohibited.

(b)  Recoupment Policy.  Pursuant to the Entergy Corporation Policy Relating to Recoupment of Certain Compensation, as adopted by the Company’s Board of Directors at its meeting held on December 3, 2010, the Company is allowed to seek reimbursement of certain incentive compensation (including Performance Units) from “executive officers” for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, if the Company is required to restate its financial statements due to material noncompliance with any financial reporting requirement under the federal securities laws (other than corrections resulting from changes to accounting standards) or if there is a material miscalculation of a performance measure relative to incentive compensation, regardless of the requirement to restate the financial statements; or if the Board of Directors determines that an executive officer engaged in fraud resulting in either a restatement of the Company’s financial statements or a material miscalculation of a performance measure relative to incentive compensation.

11.           Governing Law:  This Agreement shall be governed by and construed according to the laws of the State of Delaware without regard to its principles of conflict of laws.

12.           Incorporation of Plan:  The Plan is hereby incorporated by reference and made a part hereof, and the Performance Units, Dividend Equivalents and this Agreement shall be subject to all terms and conditions of the Plan a copy of which is posted on the Company’s intranet under the Compensation icon on the Human Resources & Administration Home page.  Any capitalized term that is not defined in this Agreement shall have the meaning set forth in the Plan.  In the event of any conflict between the terms of this Agreement and the Plan, the terms of the Plan shall be deemed binding.

13.           Amendments:  This Agreement may be amended or modified at any time only by an instrument in writing signed by the parties hereto.  The Plan may be amended, modified or terminated only in accordance with its terms.

14.           Rights as a Shareholder:  Neither you nor any of your successors in interest shall have any rights as a stockholder of the Company with respect to any Performance Unit or Dividend Equivalents.

15.           Agreement Not a Contract of Employment:  Neither the Plan, the granting of the Performance Units and/or Dividend Equivalents, this Agreement nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that you have a right to continue as an employee of any System Company for any period of time or at any specific rate of compensation.

16.           Authority of the Committee:  The Committee shall have full authority to interpret and construe the terms of the Plan and this Agreement.  The determination of the Committee as to any such matter of interpretation or construction shall be final, binding and conclusive.

17.           Definitions:  The following words shall have the respective meanings under the Agreement as hereinafter set forth. (a) “Disabled” shall have such meaning as defined under the Company-sponsored group insurance plan covering total disability, and determinations of total Disability shall be made by the insurance company providing such coverage (or the Committee in the absence of an insurance plan) on the date on which you, whether or not eligible for benefits under such insurance plan, become totally disabled.  (b)  “Retire” shall mean you retire directly from the service of a System Company in accordance with the terms of the Company-sponsored qualified defined benefit pension plan in which you participate and immediately thereafter commence retirement income benefits under such pension plan.

This document constitutes part of a prospectus covering Securities that have been registered under the Securities Act of 1933. The remaining documents constituting the prospectus are available on Entergy Corporation’s intranet under the Total Rewards Home link on the HR Home Page (http://hra.entergy.com/default.aspx?pagename=TotalRewards)